LETTER OF CREDIT AGREEMENT
Dated as of August 2, 2013
among
DSW INC.,
as the Lead Borrower
For
The Borrowers Named Herein
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as L/C Issuer

1

ARTICLE V REPRESENTATIONS AND WARRANTIES		22

5.01	Existence, Qualification and Power.	22

5.02	Authorization; No Contravention.	22

5.03	Governmental Authorization; Other Consents.	22

5.04	Binding Effect.	22

5.05	Litigation.	23

5.06	Margin Regulations; Investment Company Act.	23

5.07	Disclosure.	23

5.08	Compliance with Laws.	23

5.09	Security Documents.	23

5.10	Solvency.	23

5.11	Taxes.	23

ARTICLE VI AFFIRMATIVE COVENANTS		24

6.01	Financial Statements.	24

6.02	Certificates; Other Information.	24

6.03	Notices.	25

6.04	Payment of Obligations.	25

6.05	Preservation of Existence, Etc.	25

6.06	Maintenance of Properties.	25

6.07	Compliance with Laws.	25

6.08	Books and Records; Accountants.	26

2

6.09	Use of Proceeds.	26

6.10	Further Assurances.	26

ARTICLE VII NEGATIVE COVENANTS		26

7.01	Liens; Collateral Dispositions.	26

7.02	Fundamental Changes.	26

7.03	Use of Proceeds.	26

7.04	Amendment of Material Documents.	27

7.05	Line of Business.	27

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		27

8.01	Events of Default.	27

8.02	Remedies Upon Event of Default.	29

8.03	Application of Funds.	29

ARTICLE IX RESERVED		29

ARTICLE X MISCELLANEOUS		29

10.01	Amendments, Etc.	30

10.02	Notices; Effectiveness; Electronic Communications.	30

10.03	No Waiver; Cumulative Remedies.	31

10.04	Expenses; Indemnity; Damage Waiver.	31

10.05	Payments Set Aside.	32

10.06	Successors and Assigns.	32

10.07	Treatment of Certain Information; Confidentiality.	33

3

10.08	Right of Setoff.	33

10.09	Interest Rate Limitation.	34

10.10	Counterparts; Integration; Effectiveness.	34

10.11	Survival.	34

10.12	Severability.	35

10.13	Governing Law; Jurisdiction; Etc.	35

10.14	Waiver of Jury Trial.	36

10.15	No Advisory or Fiduciary Responsibility.	36

10.16	USA PATRIOT Act Notice; Proceeds of Crime Act.	36

10.17	Foreign Asset Control Regulations.	37

10.18	Time of the Essence.	37

10.19	Press Releases.	37

10.20	Additional Waivers.	37

10.21	No Strict Construction.	38

10.22	Attachments.	38

4

SCHEDULES

1.01        Borrowers
1.03        Lead Borrower’s Calendar
10.02        L/C Issuer’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A    Compliance Certificate

LETTER OF CREDIT AGREEMENT

This LETTER OF CREDIT AGREEMENT (“Agreement”) is entered into as of August 2, 2013, among
DSW INC., an Ohio corporation having a place of business at 810 DSW Drive, Columbus, Ohio 43219 (the “Lead Borrower”),
the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”),
WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer;
The Borrowers have requested that the L/C Issuer provide a facility for the issuance of Letters of Credit, and the L/C Issuer has indicated its willingness to provide such a facility on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Act” shall have the meaning provided in Section 10.15.
“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the equity interests of that Person, and (iv) any other Person 10% or more of any class of whose equity interests is held directly or indirectly by that Person.
“Agreement” means this Letter of Credit Agreement.
“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 2, 2013, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.
“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.01(b)(iii).
“Blocked Account Agreement” means with respect to an account established by a Borrower, an agreement, in form and substance satisfactory to the L/C Issuer, establishing control (as defined in the UCC) of such account by the L/C Issuer and whereby the bank maintaining such account agrees to comply only with the instructions originated by the L/C Issuer without the further consent of such Borrower.
“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Business” means businesses of the type conducted by the Borrowers and their Subsidiaries on the Closing Date and businesses reasonably related thereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of the State of New York or Massachusetts.
“Cash Collateral Account” means a non-interest bearing account established by one or more of the Borrowers with the L/C Issuer and under the sole and exclusive dominion and control of the L/C Issuer pursuant to a Blocked Account Agreement, in which deposits are required to be made in accordance with Section 2.01(f).
“Cash Collateralize” has the meaning specified in Section 2.01(f). Derivatives of such term have corresponding meanings.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the equity interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis; or
(b)    during any period of 12 consecutive months, individuals who were directors of the Lead Borrower on the first day of such period shall cease to constitute a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower, other than in respect of any death, disability, resignation or replacement of any director by a majority of such directors or replacement directors; or
(c)    the Lead Borrower fails at any time to own, directly or indirectly, 100% of the equity interests of each other Borrower.
“Closing Date” means August 2, 2013.
“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and any other property that is subject to Liens in favor of the L/C Issuer under the terms of the Security Documents.
“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.
“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.
“Commitment” means the L/C Issuer’s obligation, subject to the terms and conditions hereof, to make L/C Credit Extensions in an amount as of the Closing Date not to exceed $50,000,000, as such amount may be reduced from time to time in accordance with Section 2.02.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” or “Credit Parties” means (a) individually, (i) the L/C Issuer, (ii) each beneficiary of each indemnification obligation undertaken by any Borrower under any Loan Document, (iii) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with this Agreement and the other Loan Documents, including, without limitation: (i) the reasonable and documented fees, charges, and disbursements of counsel to L/C Issuer and all such out-of-pocket expenses incurred during any workout, restructuring, or negotiation in respect of the Obligations, and (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (C) any workout, restructuring or negotiations in respect of any Obligations; and (b) all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all customary fees and charges (as adjusted from time to time) of the L/C Issuer with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith; (d) and all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default; provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest, in which case the Credit Parties may engage and be reimbursed for one additional counsel).

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means with respect to Letter of Credit Fees, a rate equal to the fee applicable to Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any equity interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollars” and “$” mean lawful money of the United States.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived by the L/C Issuer.
“Excluded Taxes” means, with respect to the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (imposed in lieu of net income taxes), and branch profits Taxes, in each case, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, (b) Other Connection Taxes, or (c) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning set forth in Section 10.16.
“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.
“Fee Letter” means that certain Fee Letter dated as of the date hereof, entered into between the Borrowers and the L/C Issuer, as amended and in effect from time to time.
“Fiscal Month” means any fiscal month of any Fiscal Year, determined in accordance with the fiscal accounting calendar of the Borrowers attached hereto as Schedule 1.03.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year determined in accordance with the fiscal accounting calendar of the Borrowers attached hereto as Schedule 1.03.
“Fiscal Year” means any period of twelve (12) Fiscal Months ending on the Saturday nearest to January 31 of any calendar year.
“Foreign Asset Control Regulations” has the meaning set forth in Section 10.16.
“Fronting Fee” has the meaning assigned to such term in the Fee Letter.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Honor Date” has the meaning specified in Section 2.01(c).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.06.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers or in favor of the L/C Issuer and relating to any such Letter of Credit.
“Joinder” means an agreement, in form satisfactory to the L/C Issuer pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Borrower.
“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Credit Extension” means the issuance of any Letter of Credit or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any “rule” under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.
“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.
“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in the Fee Letter.
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever and, with respect to any Borrowers organized under the laws of Canada, also includes any deemed trust or prior claim in, or of such asset, and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, each Issuer Document, the Fee Letter, the Security Documents, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.
“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Borrowers and their Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Lead Borrower and its Subsidiaries taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the L/C Issuer to enforce any of its legal remedies pursuant to this Agreement or any other Loan Document.
“Material Indebtedness” means indebtedness (other than the Obligations) of the Borrowers in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material

Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.
“Maturity Date” means August 2, 2018.
“Maximum Rate” has the meaning provided therefor in Section 10.08.
“Non-Extension Notice Date” has the meaning specified in Section 2.01(b)(iii).
“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Letter of Credit (including, without limitation, payments in respect of reimbursement of disbursements and L/C Obligations, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws/code of regulations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; (d) with respect to any unlimited liability company, the memorandum of association and articles of association; and (e) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its equity interests and all other arrangements relating to the Control or management of such Person.
“Other Connection Taxes” means, with respect to the L/C Issuer, any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, Taxes on or measured by overall net income imposed as a result of a present or former connection (including a present or former connection of its agents) between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan Documents).
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning specified in Section 10.05(b).

“Participation Register” has the meaning provided therefor in Section 10.05(b).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws of recognized national standing.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Request for Credit Extension” means a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Borrower or any of the other individuals designated in writing to the L/C Issuer by an existing Responsible Officer of a Borrower as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means, collectively, (i) the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB and (ii) all applicable securities laws in each province and territory of Canada and the respective regulations, rules regulations, blanket orders and blanket rulings under such laws, together with applicable published policy statements and notices of the securities regulator of each such province and territory.
“Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date among the Borrower and the L/C Issuer, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.
“Security Documents” means the Security Agreement, any written agreement regarding any Cash Collateral Account (including the Blocked Account Agreement), and each other security agreement or other instrument or document executed and delivered to the L/C Issuer pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Borrowers, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.
“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.
“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause

(a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Affiliate of the L/C Issuer).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Outstandings” means the amount of all L/C Obligations outstanding on a date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.
“Trading with the Enemy Act” has the meaning set forth in Section 10.16.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Ohio; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).
“United States” and “U.S.” mean the United States of America.
“Wells Fargo” means Wells Fargo Bank, National Association and its successors.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations (including the payment of any termination amount then applicable other than unasserted contingent indemnification Obligations.
(e)    All references to the knowledge of any Borrower or to facts known by any Borrower shall mean actual knowledge of a Responsible Officer, which actual knowledge shall also include, without limitation, any notice that has been given to a Responsible Officer of a Borrower or of any of its Subsidiaries or any division of such Borrower, as the case may be.
1.03    Accounting Terms Generally. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Article VII (and all defined terms used in the definition of any accounting term used in Article VII shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used on the Closing Date. In the event of any change after the Closing Date in GAAP, and if such change would affect the computation of any of the financial calculations provided to the L/C Issuer under this Agreement, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement in an manner that would preserve the original intent thereof; provided that, until so amended, such financial calculations shall continue to be computed in accordance with GAAP prior to such change therein.
1.04    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.05    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

ARTICLE II
LETTERS OF CREDIT
2.01    Letters of Credit.
(f)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, the L/C Issuer agrees (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.01(b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, so long as the Total Outstandings shall not exceed the Commitment. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    No Letter of Credit shall be issued if:
(A)    subject to Section 2.01(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer has approved such expiry date; or
(B)    the expiry date of such requested Commercial Letter of Credit would occur more than one year after the date of issuance or last extension, unless the L/C Issuer has approved such expiry date; or
(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit continues to be Cash Collateralized.
(iii)    No Letter of Credit shall be issued if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    such Letter of Credit is to be denominated in a currency other than Dollars without the consent of the L/C Issuer; or
(D)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.
(iv)    The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(g)    Procedures for Issuance and Amendment of Letters of Credit Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such other date and time as the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable), as the L/C Issuer may require.
(ii)    Unless the L/C Issuer has received written notice from any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time, to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.01(a) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.
(iii)    If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”);

provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower a true and complete copy of such Letter of Credit or amendment.
(h)    Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower thereof not less than two (2) Business Days prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer with respect to any such payment. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall be deemed to have authorized the L/C Issuer to withdraw from the Cash Collateral Account such amount to be disbursed on the Honor Date in an amount equal to the amount of such payment. Any notice given by the L/C Issuer pursuant to this Section 2.01(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(i)    Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or
(vi)    the fact that any Default or Event of Default shall have occurred and be continuing.
The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(j)    Role of L/C Issuer. The Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the L/C Issuer, any of its respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.01(d) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided further, however, that any claim against the L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.
(k)    Cash Collateral. The Borrowers shall Cash Collateralize each L/C Credit Extension prior to the issuance of any Letter of Credit. “Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer, as collateral for any L/C Credit Extension, cash in an amount equal to 103% of the face amount of any L/C Credit Extension (other than L/C Credit Extensions with respect to Letters of Credit denominated in a currency other than Dollars which the L/C Issuer, in its sole discretion, elected to issue, which shall be Cash Collateralized in an amount equal to 105% of the face amount of such L/C Credit Extension), pursuant to documentation in form and substance satisfactory to the L/C Issuer. The Borrowers hereby grant to the L/C Issuer a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit account at Wells Fargo (referred to as “Cash Collateral Account”). If at any time the L/C Issuer determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the L/C Issuer or that the total amount of such funds is less than the Total Outstandings of all L/C Obligations, the Borrowers will, forthwith upon demand by the L/C Issuer, pay to the L/C Issuer, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Total Outstandings over (y) the total amount of funds, if any, then held as Cash Collateral that the L/C Issuer determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy any other Obligations.
(l)    Applicability of ISP and UCP 600. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each Commercial Letter of Credit.
(m)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.02    Termination or Reduction of Commitments. The Borrowers may, upon irrevocable notice from the Lead Borrower to the L/C Issuer, terminate this Agreement.
2.03    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on all L/C Obligations which are due and payable from the due date thereof until paid in cash. Each determination by the L/C Issuer of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.04    Payments Generally. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the L/C Issuer at the office or to the account designated by the L/C Issuer in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the L/C Issuer after 2:00 p.m., at the option of the L/C Issuer, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.05    Fees. The Borrowers shall pay to the L/C Issuer the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the L/C Issuer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by the Borrowers. The Borrowers shall indemnify the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by the L/C Issuer shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the L/C Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the L/C Issuer.
(e)    Treatment of Certain Refunds. If the L/C Issuer determines, in its sole discretion, that it has received a refund or a credit against any Tax for any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the L/C Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrowers, upon the request of the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the L/C Issuer in the event the L/C Issuer is required to repay such refund or credit to such Governmental Authority. This subsection shall not be construed to require the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
3.02    Increased Costs; Reserves on Letters of Credit.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the L/C Issuer;
(ii)    subject the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, or change the basis of taxation of payments to the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the L/C Issuer); or
(iii)    impose on the L/C Issuer any other condition, cost or expense affecting this Agreement made by the L/C Issuer or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the L/C Issuer, the Borrowers will pay to the L/C Issuer such additional amount or amounts as will compensate the L/C Issuer for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the L/C Issuer determines that any Change in Law affecting the L/C Issuer or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the L/C Issuer’s capital or on the capital of the L/C Issuer’s holding company, if any, as a consequence of this Agreement, or the Letters of Credit issued by the L/C Issuer, to a level below that which the L/C Issuer or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration the L/C Issuer’s policies and the policies of the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the L/C Issuer such additional amount or amounts as will compensate the L/C Issuer or the L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of the L/C Issuer setting forth the amount or amounts necessary to compensate the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the L/C Issuer notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.03    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all Obligations hereunder.
3.04    Designation of Lead Borrower as Borrowers’ Agent.
(a)    Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain L/C Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of L/C Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such L/C Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to represent such Borrower in all respects under this Agreement and the other Loan Documents.
(b)    Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(c)    The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested an L/C Credit Extension. Neither the L/C Issuer nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial L/C Credit Extension. The obligation of the L/C Issuer to make its initial L/C Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(e)    The L/C Issuer’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the L/C Issuer:
(v)    executed counterparts of this Agreement sufficient in number for distribution to the L/C Issuer and the Lead Borrower;
(vi)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the L/C Issuer may require evidencing (A) the authority of each Borrower to enter into this Agreement and the other Loan Documents to which such Borrower is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party or is to become a party;
(vii)    copies of each Borrower’s Organization Documents and such other documents and certifications as the L/C Issuer may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;
(viii)    favorable opinions of Porter, Wright, Morris & Arthur LLP, counsel to the Borrowers, addressed to the L/C Issuer, as to such matters concerning the Borrowers and the Loan Documents as the L/C Issuer may reasonably request;
(ix)    a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Borrowers as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;
(x)    the Security Documents;
(xi)    [reserved];
(xii)    all other Loan Documents, each duly executed by the applicable Borrowers;
(xiii)    results of searches or other evidence reasonably satisfactory to the L/C Issuer (in each case dated as of a date reasonably satisfactory to the L/C Issuer) indicating the absence of Liens on the Collateral;
(xiv)    such other assurances, certificates, documents, consents or opinions as the L/C Issuer reasonably may require.
(f)    Since July 24, 2013, there has been no event of condition that has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(g)    There shall not be any action, suit, investigation, litigation or other proceeding pending, or, to the knowledge of the Borrowers, threatened, in any court or before any arbitrator or governmental authority, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(h)    The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(i)    All fees and expenses required to be paid to the L/C Issuer on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the L/C Issuer on or before the Closing Date shall have been paid in full.
(j)    The Borrowers shall have paid all fees, charges and disbursements of counsel to the L/C Issuer to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the L/C Issuer).
(k)    The L/C Issuer shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(l)    No material changes in governmental regulations or policies affecting any Borrower or any Credit Party shall have occurred prior to the Closing Date.
(m)    The Borrowers shall have paid to the L/C Issuer the fees specified in the Fee Letter.
(n)    The Borrowers shall have provided the L/C Issuer with all of the necessary due diligence and other information in connection with, and shall have begun the process of, implementing the Wells Fargo payables solutions program (including, without limitation, with respect to disbursement services, automated clearinghouse (ACH), and federal wire transactions.
4.02    Conditions to all Credit Extensions. The obligation of the L/C Issuer to honor any Request for Credit Extension is subject to the following conditions precedent:
(a)    The representations and warranties of each other Borrower contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the date of such L/C Credit Extension except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects;
(b)    No Default or Event of Default shall exist, or would result from such proposed L/C Credit Extension or from the application of the proceeds thereof;
(c)    The L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof;
(d)    No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and
(e)    The Letters of Credit requested under any Request for Credit Extension shall have been Cash Collateralized.
Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable L/C Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
To induce the L/C Issuer to enter into this Agreement and to issue Letters of Credit hereunder, each Borrower represents and warrants to the L/C Issuer and the other Credit Parties that:
5.01    Existence, Qualification and Power. Each Borrower (a) is a corporation, limited liability company, unlimited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Borrower (other than Liens in favor of the L/C Issuer under the Security Documents); or (d) violate any Law.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document, except for (a) filings and recordings necessary to perfect or maintain Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06    Margin Regulations; Investment Company Act.
(a)    No Borrower is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Letters of Credit shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock or for any other purpose that might cause any of the Letters of Credit to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.
(b)    None of the Borrowers, any Person Controlling any Borrower, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.07    Disclosure. Each Borrower has disclosed to the L/C Issuer all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Borrower to the L/C Issuer in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.08    Compliance with Laws. Each of the Borrowers is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.09    Security Documents. The Security Documents create in favor of the L/C Issuer a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the L/C Issuer will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.
5.10    Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each L/C Credit Extension, the Borrowers, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Borrower and no obligation has been or will be incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.
5.11    Taxes. The Borrowers have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Borrower that would, if made, have a Material Adverse Effect.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as the L/C Issuer shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Borrowers shall:
6.01    Financial Statements. Deliver to the L/C Issuer, in form and detail satisfactory to the L/C Issuer:
(d)    as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended 2014), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(e)    as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended August 3, 2013), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, subject only to normal year-end audit adjustments and the absence of footnotes; and
(f)    at all times when a Default or Event of Default has occurred and is continuing, as soon as available, but in any event within (30) days after the end of such Fiscal Month of the Lead Borrower, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, subject only to normal year-end audit adjustments and the absence of footnotes.
6.02    Certificates; Other Information. Deliver to the L/C Issuer, in form and detail satisfactory to the L/C Issuer:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b), and 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP; and
(b)    at least ten (10) days prior written notice of any change in Borrower’s corporate name, (ii) in Borrower’s corporate structure or jurisdiction of formation or (iii) in Borrower’s federal taxpayer identification number or organizational number assigned to it by its state of organization.

(c)    promptly, such additional information regarding the business affairs, financial condition or operations of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the L/C Issuer may from time to time reasonably request.
Documents required to be delivered pursuant to Sections 6.01(a), 6.01(b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which the L/C Issuer has access (whether a commercial, third-party website or whether sponsored by the L/C Issuer).
6.03    Notices. Promptly notify the L/C Issuer:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the filing of any Lien for unpaid Taxes against any Borrower in excess of $500,000.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (d) no Lien has been filed with respect thereto and (e) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.02; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.02.
6.06    Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.07    Compliance with Laws. Comply in all material respects with the requirements of all Laws except where such non-compliance is not material to the Business as conducted by the Borrowers and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Borrowers in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.08    Books and Records; Accountants.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.
(b)    At all times retain a Registered Public Accounting Firm and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the L/C Issuer or its representatives to discuss the Borrowers’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the L/C Issuer.
6.09    Use of Proceeds. Use the proceeds of the Letters of Credit for general corporate purposes of the Borrowers.
6.10    Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the L/C Issuer may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers. The Borrowers also agree to provide to the L/C Issuer, from time to time upon request, evidence satisfactory to the L/C Issuer as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
ARTICLE VII
NEGATIVE COVENANTS
So long as the L/C Issuer shall have any Commitment hereunder, any Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Borrower shall, directly or indirectly:
7.01    Liens; Collateral Dispositions. Create, incur, assume or suffer to exist any Lien on any Collateral (other than the Lien in favor of the L/C Issuer), nor transfer, assign or otherwise Dispose of any Collateral.
7.02    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person (or agree to do any of the foregoing).
7.03    Use of Proceeds. Use the proceeds of any Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock; or (b) for purposes other than those permitted under this Agreement.
7.04    Amendment of Material Documents. Amend, modify or waive any of a Borrower’s rights under its Organization Documents in a manner materially adverse to the Credit Parties.
7.05    Line of Business. Engage in any line of business substantially different from the Business.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(d)    Non-Payment. The Borrowers or any other Borrower fails to pay when and as required to be paid herein, (i) any L/C Obligation, or deposit any funds as Cash Collateral in the Cash Collateral Account in respect of L/C Obligations, or (ii) any interest on any L/C Obligation, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or
(e)    Specific Covenants. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.09, or Article VII; or
(f)    Other Defaults. Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) Business Days; or
(g)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(h)    Cross-Default. (i) Any Borrower (A) fails to make any payment when due after giving effect to the expiration of any applicable grace or cure period set forth therein (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrowers, in the aggregate, for all Swap Contracts as a result thereof is greater than $5,000,000; or
(i)    Insolvency Proceedings, Etc. Any Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or
(j)    Inability to Pay Debts; Attachment. (i) Any Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or
(k)    Judgments. There is entered against any Borrower (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or
(l)    Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any of their Subsidiaries or Affiliates contests in any manner the validity or enforceability of any provision of any Loan Document; or any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower or any of their Subsidiaries or Affiliates not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
(m)    Change of Control. There occurs any Change of Control; or
(n)    Cessation of Business. Except as otherwise expressly permitted hereunder, any Borrower shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or
(o)    Indictment. The indictment or institution of any legal process or proceeding against, any Borrower thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony, except as could not reasonably be expected to have a Material Adverse Effect.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the L/C Issuer may take any or all of the following actions:
(a)    declare all Obligations then outstanding to be due and payable in whole and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or notice of any kind, all of which are hereby waived;
(b)    declare the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated and in the case of an Event of Default listed in Section 8.01(f) or (g), the Commitment shall automatically terminate; and
(c)    proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall be applied by the L/C Issuer in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the L/C Issuer and amounts payable under Article III) payable to the L/C Issuer;
Second, to the L/C Issuer, to continue to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Third, to payment of all other Obligations to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Third held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.01(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
RESERVED
ARTICLE X
MISCELLANEOUS

10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the L/C Issuer and the Lead Borrower, and acknowledged by the L/C Issuer.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrowers or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Borrowers and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the L/C Issuer.
Unless the L/C Issuer otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each of the Borrowers and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Reliance by L/C Issuer. The L/C Issuer shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the L/C Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the L/C Issuer may be recorded by the L/C Issuer, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
10.04    Expenses; Indemnity; Damage Waiver.
(c)    Costs and Expenses. The Borrowers shall pay all Credit Party Expenses immediately upon demand.
(d)    Indemnification by the Borrowers. The Borrowers shall indemnify the L/C Issuer, each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Borrower or any of the Borrowers’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(f)    Payments. All amounts due under this Section shall be payable on demand therefor.
(g)    Survival. The agreements in this Section shall survive the resignation of the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the L/C Issuer.
(b)    Participations. The L/C Issuer may at any time, with the prior written consent of the Lead Borrower, not to be unreasonably withheld or delayed (except that no such consent shall be required at any time after the occurrence and during the continuance of an Event of Default), sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the L/C Issuer’s rights and/or obligations under this Agreement; provided that (i) such L/C Issuer’s obligations under this Agreement shall remain unchanged, (ii) such L/C Issuer shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers and the L/C Issuer shall continue to deal solely and directly with such L/C Issuer in connection with such L/C Issuer's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.06 as if such Participant was an L/C Issuer hereunder. Any agreement or instrument pursuant to which an L/C Issuer sells such a participation shall provide that such L/C Issuer shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 10.04 to the same extent as if it were an L/C Issuer. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.04 as though it were an L/C Issuer. The L/C Issuer shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”).  The entries in each Participation Register shall be conclusive absent manifest error and the Borrowers, the L/C Issuer and the Lead Borrower may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.02 and Section 10.04).  The Participation Register shall be available for inspection by the Lead Borrower, at any reasonable time and from time to time upon reasonable prior notice.
(c)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the applicable L/C Issuer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower's prior written consent.
10.07    Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers.
For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary thereof relating to the Borrowers or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Borrowers or any Subsidiary thereof; provided that in the case of information received from any Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Borrower against any and all of the Obligations now or hereafter existing under this

Agreement or any other Loan Document to the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Borrower may be contingent or unmatured or are owed to a branch or office of the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the L/C Issuer and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the L/C Issuer or its respective Affiliates may have. The L/C Issuer agrees to notify the Lead Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the L/C Issuer shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Obligations or, at the L/C Issuer’s election, be deposited in the Cash Collateral Account. In determining whether the interest contracted for, charged, or received by the L/C Issuer exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the L/C Issuer and when the L/C Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.02 and 10.04 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the L/C Issuer may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN FRANKLIN COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF OHIO, EASTERN DIVISION AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE BORROWERS HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    ACTIONS COMMENCED BY BORROWERS. EACH BORROWER AGREES THAT ANY ACTION COMMENCED BY ANY BORROWER ASSERTING ANY CLAIM OR

COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR ANY FEDERAL COURT SITTING THEREIN AS THE L/C ISSUER MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.15    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrowers each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, on the one hand, and the Credit Parties, on the other hand, and each of the Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Borrower or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.16    USA PATRIOT Act Notice; Proceeds of Crime Act. The L/C Issuer is subject to the Act (as hereinafter defined) and hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and all applicable

“know your customer” rules, regulations and procedures applicable to the L/C Issuer in Canada, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the L/C Issuer, as applicable, to identify each Borrower in accordance with the Act. Each Borrower is in compliance, in all material respects, with the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”). No part of the proceeds of any Letter of Credit will be used by the Borrowers, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
10.17    Foreign Asset Control Regulations. Neither of the issuance of any Letter of Credit nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.
10.18    Time of the Essence. Time is of the essence of the Loan Documents.
10.19    Press Releases. Each Borrower consents to the publication by the L/C Issuer of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of the L/C Issuer, relating to the financing transactions contemplated by this Agreement using any Borrower’s name, product photographs, logo, trademark or other insignia. The L/C Issuer shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The L/C Issuer reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.
10.20    Additional Waivers.
(a)    The Obligations are the joint and several obligation of each Borrower. To the fullest extent permitted by Applicable Law, the obligations of each Borrower shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the L/C Issuer or any other Credit Party.
(b)    The obligations of each Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the L/C Issuer or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).
(c)    To the fullest extent permitted by applicable Law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The L/C Issuer and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.
10.21    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.22    Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

DSW INC.

By: /s/ Kurt Gatterdam
Name: Kurt Gatterdam
Title: Vice President & Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer

By:     /s/Adam B. Davis
Name: Adam B. Davis
Its Authorized Signatory

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:     Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, MA 02108
Attention: _____________________

Re: Letter of Credit Agreement dated as of August 2, 2013 (as amended, modified, supplemented, or restated hereafter, the "L/C Agreement") by and among (i) DSW Inc., an Ohio corporation, for itself and as Lead Borrower (in such capacity, the "Lead Borrower") for the other Borrowers party thereto from time to time (individually, a "Borrower" and collectively, the "Borrowers"), (ii) the Borrowers party thereto from time to time, and (iii) Wells Fargo Bank, National Association, as L/C Issuer (in such capacity, the "L/C Issuer"). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the L/C Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:

1.	No Default

a.	To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

b.	If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2. No Material Accounting Changes, Etc. The financial statements furnished to the Agent for the Fiscal [Month/Quarter/Year] ending [____] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Lead Borrower and its Subsidiaries on a consolidated basis at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject to, with respect to the monthly and quarterly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP or the application thereof since the date of the audited financial statements furnished to the L/C Issuer for the year ending [____], other than the material accounting changes as disclosed on Appendix II hereto.

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By: ____________________________
Responsible Officer of Lead Borrower
Name:
Title:

Appendix I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

Appendix II

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in the application thereof in the determination of the calculation of the financial statements described in the L/C Credit Agreement, together with a statement of reconciliations conforming such financial statements to GAAP and a copy of management's discussion and analysis with respect thereto].

SCHEDULE 1.01

Borrowers

DSW Inc.

SCHEDULE 1.03

Lead Borrower's Calendar

[See Attached]

NATIONAL RETAIL FEDERATION
2012-2014 RETAIL SALES REPORTING and
4-5-4 MERCHANDISING CALENDAR (2012 Not Restated)

SPRING SEASON

Wk	Month	2012 S	M	T	W	T	F	S	2013 S	M	T	W	T	F	S	2014 S	M	T	W	T	F	S
1	F	29	30	31	1	2	3	4	3	4	5	6	7	8	9	2	3	4	5	6	7	8
2	E	5	6	7	8	9	10	11	10	11	12	13	14	15	16	9	10	11	12	13	14	15
3	B	12	13	14	15	16	17	18	17	18	19	20	21	22	23	16	17	18	19	20	21	22
4		19	20	21	22	23	24	25	24	25	26	27	28	1	2	23	24	25	26	27	28	1
5	M	26	27	28	29	1	2	3	3	4	5	6	7	8	9	2	3	4	5	6	7	8
6	A	4	5	6	7	8	9	10	10	11	12	13	14	15	16	9	10	11	12	13	14	15
7	R	11	12	13	14	15	16	17	17	18	19	20	21	22	23	16	17	18	19	20	21	22
8	C	18	19	20	21	22	23	24	24	25	26	27	28	29	30	23	24	25	26	27	28	29
9	H	25	26	27	28	29	30	31	31	1	2	3	4	5	6	30	31	1	2	3	4	5
10	A	1	2	3	4	5	6	7	7	8	9	10	11	12	13	6	7	8	9	10	11	12
11	P	8	9	10	11	12	13	14	14	15	16	17	18	19	20	13	14	15	16	17	18	19
12	R	15	16	17	18	19	20	21	21	22	23	24	25	26	27	20	21	22	23	24	25	26
13		22	23	24	25	26	27	28	28	29	30	1	2	3	4	27	28	29	30	1	2	3
14	M	29	30	1	2	3	4	5	5	6	7	8	9	10	11	4	5	6	7	8	9	10
15	A	6	7	8	9	10	11	12	12	13	14	15	16	17	18	11	12	13	14	15	16	17
16	Y	13	14	15	16	17	18	19	19	20	21	22	23	24	25	18	19	20	21	22	23	24
17		20	21	22	23	24	25	26	26	27	28	29	30	31	1	25	26	27	28	29	30	31
18	J	27	28	29	30	31	1	2	2	3	4	5	6	7	8	1	2	3	4	5	6	7
19	U	3	4	5	6	7	8	9	9	10	11	12	13	14	15	8	9	10	11	12	13	14
20	N	10	11	12	13	14	15	16	16	17	18	19	20	21	22	15	16	17	18	19	20	21
21	E	17	18	19	20	21	22	23	23	24	25	26	27	28	29	22	23	24	25	26	27	28
22		24	25	26	27	28	29	30	30	1	2	3	4	5	6	29	30	1	2	3	4	5
23	J	1	2	3	4	5	6	7	7	8	9	10	11	12	13	6	7	8	9	10	11	12
24	U	8	9	10	11	12	13	14	14	15	16	17	18	19	20	13	14	15	16	17	18	19
25	L	15	16	17	18	19	20	21	21	22	23	24	25	26	27	20	21	22	23	24	25	26
26	Y	22	23	24	25	26	27	28	28	29	30	31	1	2	3	27	28	29	30	31	1	2

FALL SEASON

Wk	Month	2012 S	M	T	W	T	F	S	2013 S	M	T	W	T	F	S	2014 S	M	T	W	T	F	S
27	A	29	30	31	1	2	3	4	4	5	6	7	8	9	10	3	4	5	6	7	8	9
28	U	5	6	7	8	9	10	11	11	12	13	14	15	16	17	10	11	12	13	14	15	16
29	G	12	13	14	15	16	17	18	18	19	20	21	22	23	24	17	18	19	20	21	22	23
30		19	20	21	22	23	24	25	25	26	27	28	29	30	31	24	25	26	27	28	29	30
31	S	26	27	28	29	30	31	1	1	2	3	4	5	6	7	31	1	2	3	4	5	6
32	E	2	3	4	5	6	7	8	8	9	10	11	12	13	14	7	8	9	10	11	12	13
33	P	9	10	11	12	13	14	15	15	16	17	18	19	20	21	14	15	16	17	18	19	20
34	T	16	17	18	19	20	21	22	22	23	24	25	26	27	28	21	22	23	24	25	26	27
35		23	24	25	26	27	28	29	29	30	1	2	3	4	5	28	29	30	1	2	3	4
36	O	30	1	2	3	4	5	6	6	7	8	9	10	11	12	5	6	7	8	9	10	11
37	C	7	8	9	10	11	12	13	13	14	15	16	17	18	19	12	13	14	15	16	17	18
38	T	14	15	16	17	18	19	20	20	21	22	23	24	25	26	19	20	21	22	23	24	25
39		21	22	23	24	25	26	27	27	28	29	30	31	1	2	26	27	28	29	30	31	1
40	N	28	29	30	31	1	2	3	3	4	5	6	7	8	9	2	3	4	5	6	7	8
41	O	4	5	6	7	8	9	10	10	11	12	13	14	15	16	9	10	11	12	13	14	15
42	V	11	12	13	14	15	16	17	17	18	19	20	21	22	23	16	17	18	19	20	21	22
43		18	19	20	21	22	23	24	24	25	26	27	28	29	30	23	24	25	26	27	28	29
44	D	25	26	27	28	29	30	1	1	2	3	4	5	6	7	30	1	2	3	4	5	6
45	E	2	3	4	5	6	7	8	8	9	10	11	12	13	14	7	8	9	10	11	12	13
46	C	9	10	11	12	13	14	15	15	16	17	18	19	20	21	14	15	16	17	18	19	20
47		16	17	18	19	20	21	22	22	23	24	25	26	27	28	21	22	23	24	25	26	27
48		23	24	25	26	27	28	29	29	30	31	1	2	3	4	28	29	30	31	1	2	3
		January 2013							January 2014							January 2015						
49	J	30	31	1	2	3	4	5	5	6	7	8	9	10	11	4	5	6	7	8	9	10
50	A	6	7	8	9	10	11	12	12	13	14	15	16	17	18	11	12	13	14	15	16	17
51	N	13	14	15	16	17	18	19	19	20	21	22	23	24	25	18	19	20	21	22	23	24
52		20	21	22	23	24	25	26	26	27	28	29	30	31	1	25	26	27	28	29	30	31
		27	28	29	30	31	1	2														

* Fiscal Year 2012 is a 53 week year. 2012 should be restated for comparability to 2013.

** Green shaded boxes indicate a Sales Release Date. Black shaded boxes indicate the following Holidays: Valentine's Day, Presidents Day, Easter, Mother's Day, Memorial Day, Father's Day, Independence Day, Labor Day, Rosh Hashanah, Yom Kippur, Columbus Day, Halloween, Election Day, Veterans Day, Thanksgiving, Christmas, New Year's Day, and Martin Luther King Day.

*** Rosh Hashanah and Sales Release fall on 9/5/13.

SCHEDULE 10.02

L/C Issuer's Office Certain Addresses for Notices

L/C Issuer's Office:

Well Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: Adam B. Davis
Telephone: (617) 854-7240
Facsimile: (877) 488-1721
E-mail: adam.davis@wellsfargo.com

Certain Addresses for Notices:

If to any Borrower:

DSW Inc.
810 DSW Drive
Columbus Ohio 43219
Attention: Kurt Gatterdam
Telephone: (614) 872-1290
Facsimile: (614) 872-1266
E-mail: KurtGatterdam@dswinc.com

with a copy to:
Porter, Wright, Morris & Arthur LLP
41 South High Street, Suites 2800-3200
Columbus, Ohio 43215-6194
Attention: Timothy E. Grady
Telephone: (614) 227-2000
Facsimile: (614) 227-2100
E-mail: tgrady@porterwright.com

Website: www.dsw.com

If to the L/C Issuer:

Well Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention: Adam B. Davis
Telephone: (617) 854-7240
Facsimile: (877) 488-1721
E-mail: adam.davis@wellsfargo.com

with a copy to:
Choate, Hall & Stewart LLP

Two International Place
Boston, Massachusetts 02108
Attention: Kevin J. Simard
Telephone: (617) 248-4086
Facsimile: (877) 502-4086